Exhibit 12
Ally Financial Inc.

Ratio of Earnings to Fixed Charges

Year ended December 31, ($ in millions)	2012 (a)	2011 (a)	2010 (a)	2009 (a)	2008 (a)
Earnings
Consolidated net income (loss) from continuing operations	$1,370	$(219)	$(334)	$(3,370)	$5,535
Income tax (benefit) expense from continuing operations	(856)	42	97	12	(87)
Equity-method investee (earnings) losses	(6)	(7)	(8)	6	515
Minority interest expense	1	1	1	1	1
Consolidated income (loss) from continuing operations before income taxes, minority interest, and income or loss from equity investees	509	(183)	(244)	(3,351)	5,964
Fixed charges	4,031	4,668	4,880	4,786	5,724
Earnings available for fixed charges	$4,540	$4,485	$4,636	$1,435	$11,688
Fixed charges
Interest, discount, and issuance expense on debt	$4,014	$4,652	$4,862	$4,768	$5,704
Portion of rentals representative of the interest factor	17	16	18	18	20
Total fixed charges	4,031	4,668	4,880	4,786	5,724
Preferred dividend requirements (b)	801	763	1,860	1,224	—
Total fixed charges and preferred dividend requirements	$4,832	$5,431	$6,740	$6,010	$5,724
Ratio of earnings to fixed charges (c)	1.13	0.96	0.95	0.30	2.04
Ratio of earnings to fixed charges and preferred dividend requirements (d)	0.94	0.83	0.69	0.24	2.04

(a)
During 2012, 2011, 2010, and 2009, we committed to sell certain operations of our Automotive Finance operations, Insurance operations, Mortgage operations, and Commercial Finance Group. We report these businesses separately as discontinued operations in the Consolidated Financial Statements. Refer to Note 2 to the Consolidated Financial Statements for further discussion of our discontinued operations. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.

(b)	Amount for 2010 includes a $616 million reduction to retained earnings (accumulated deficit) related to a conversion of preferred stock and related amendment that occurred on December 30, 2010.

(c)
The ratio indicates a less than one-to-one coverage for the years ended December 31, 2011, 2010 and 2009. Earnings available for fixed charges for the years ended December 31, 2011, 2010, and 2009 were inadequate to cover fixed charges. The deficient amounts for the ratio were $183 million, $244 million, and $3,351 million, for the years ended December 31, 2011, 2010, and 2009, respectively.

(d)
The ratio indicates a less than one-to-one coverage for the years ended December 31, 2012, 2011, 2010, and 2009. Earnings available for fixed charges and preferred dividend requirements for the years ended December 31, 2012, 2011, 2010, and 2009 were inadequate to cover total fixed charges and preferred dividend requirements. The deficient amounts for the ratio were $292 million, $946 million, $2,104 million, and $4,575 million for the years ended December 31, 2012, 2011, 2010, and 2009, respectively.